Exhibit 99.1

[NEWS RELEASE]
ION REPORTS STRONG THIRD QUARTER RESULTS
Revenues increase 26% quarter over quarter
Earnings per diluted share nearly doubles to $0.27, excluding special items
EBITDA nearly doubles for both the third quarter and year-to-date 2008
     HOUSTON – November 4, 2008 – ION Geophysical Corporation (NYSE: IO) today announced third quarter 2008 net income of $24.9 million, or $0.25 per diluted share, on revenues of $218.5 million compared to net income of $12.6 million, or $0.14 per diluted share, on revenues of $173.6 million for the same period a year ago. Third quarter earnings included several special items totaling approximately $2.6 million, of which $1.2 million, or approximately $0.01 per diluted share, related to the quarterly fair value adjustment of the Company’s preferred stock redemption features and $0.9 million, or approximately $0.01 per diluted share, related to charges incurred as part of the acquisition of ARAM Systems and Canadian Seismic Rentals (“ARAM”) in the latter part of the third quarter. The remaining $0.5 million special item was due to the impact of Hurricane Ike, which directly hit the Houston area in September and caused extensive power outages and other infrastructural damage across the region. Excluding the impact of these special items, the Company reported third quarter earnings of $0.27 per diluted share on revenues of $218.5 million for 2008.
     Bob Peebler, President and Chief Executive Officer of ION, stated, “We are very pleased with our record third quarter revenues and improved profitability. We had another excellent quarter in our Marine Imaging Systems division driven by strong sales of positioning systems and DigiFIN™ streamer technology and the delivery of most of the remaining portion of the fifth VectorSeis® Ocean (VSO) system to RXT.
     “We are also delighted by the continued record performance of our ION Solutions group, including our new venture sales related to the Company’s programs off the coasts of Alaska, South America and West Africa and continued strength in data processing.
     “In our land division, gross margins continue to improve, driven by reductions in cable system and vibroseis vehicle costs and higher margins from ARAM system sales. We continue to be on track for FireFly® commercialization later this year with most of the emphasis now on international markets, due to working capital issues affecting North American customers.

[NEWS RELEASE]
     “We realize that, along with the rest of the industry, we will likely be affected by the current turbulence in the financial markets, resulting in the ensuing slowdown of the economy and the decline in commodity prices. We believe that our strategy of building competitive advantage through our technology by investing $164.0 million over the last five years in technology R&D will serve us well during this period as oil companies look for significant productivity improvements to offset lower commodity prices. We believe our industry is in a short-term down cycle that will likely last through 2009 and could extend into 2010, but we put that in context of a longer term trend of growing demand for oil and gas. This longer-term trend will continue to put pressure on oil companies to increase reserves through exploration and enhanced oil recovery. Geophysical technologies that provide enhanced efficiency and productivity, whether in reducing dry holes drilled, improving field operations or making older reservoirs more productive, will be more valuable now that oil and service companies will be challenged to find ways to improve profitability.”
THIRD QUARTER 2008
     Total revenues in the third quarter increased 26% to $218.5 million compared to $173.6 million a year ago. The increased revenues were the results of strong sales in all of the Company’s segments, including Marine Imaging Systems, Land Imaging Systems and ION Solutions.
     The ION Systems group generated sales of $141.0 million, increasing 11% compared to the same period in 2007. Marine Imaging Systems revenues increased 32% to $49.0 million compared to $37.1 million a year ago, as demand for the Company’s DigiFIN™ streamer positioning and seabed products remained strong. Additionally, a portion of the fifth VSO acquisition system was delivered in the third quarter, which continues to demonstrate the success and acceptance of VSO technology. Land Imaging Systems’ revenues increased to $81.6 million compared to $79.1 million in the third quarter of 2007. The third quarter of 2007 included the delivery of five systems to Oil and Natural Gas Corporation Ltd. (ONGC) for $22.8 million. In the third quarter of 2008, Land Imaging Systems continued to have strong vibroseis truck sales. The third quarter financial results include ARAM’s operating results for the last 12 days of the quarter. Data Management Solutions’ revenues were essentially flat at $10.4 million for the third quarter compared to $10.9 million a year ago.

[NEWS RELEASE]
     The ION Solutions group had another record quarter, generating $77.5 million in revenues compared to $46.5 million in the same period a year ago. The 67% increase was primarily driven by robust new venture program sales off the coasts of Alaska, East Africa and South America, combined with strong data library revenues in the African region.
     Consolidated gross margin for the third quarter of 2008 improved to 33% from 30% in the third quarter of 2007, primarily due to improvements in the Land Imaging Systems and Data Management Solutions segments. Overall, ION Systems continued to see notable margin improvements in Scorpion® cable systems, vibroseis vehicle sales and the addition of higher margin ARAM land systems. ION Solutions experienced a slight deterioration in margin rates, driven by product mix when compared to 2007.
     Operating expenses as a percent of revenues for the third quarter of 2008 dropped to 19% compared to 21% in the prior year period. General and administrative expenses as a percentage of revenues remained stable for the third quarter of 2008 at approximately 7%.
     Income from operations in the third quarter increased over 85% to $31.6 million compared to $16.9 million in the third quarter of 2007. Adjusted EBITDA (earnings before net interest expense, taxes, depreciation and amortization and the fair value adjustment of preferred stock redemption features) for the third quarter doubled to $69.6 million compared to $34.3 million in the third quarter of 2007. A reconciliation of Adjusted EBITDA to reported earnings can be found at the end of this press release.
YEAR-TO-DATE 2008
     Consolidated revenues for the first nine months of 2008 increased 7% to $539.4 million compared to $503.8 million for the same period in 2007. The revenues in 2008 included strong DigiFIN sales, new venture and multi-client data library sales and the delivery of the majority of the fifth VSO system. Gross margin for the first nine months of 2008 improved substantially to 33% compared to 27% for 2007. Strong margin improvements were realized across the majority of the segments, with the largest improvements occurring in the ION Solutions and Land Imaging segments.
     Operating expenses as a percentage of revenues for year-to-date 2008 and 2007 were stable at approximately 21%. These expenses mainly relate to salaries associated with increased headcount, increased bonus expense related to continued strong

[NEWS RELEASE]
     performance and legal and accounting professional fees related to the Company’s international expansion initiatives. Research and development expenses for the period were approximately 7% of revenue, consistent with the prior year. The Company’s effective tax rate year-to-date was 15.5% for 2008 compared to 16.0% for 2007.
     Income from operations for year-to-date 2008 totaled $61.6 million, an increase of 80% over 2007. For the first nine months of 2008, the Company reported net income of $48.0 million, or $0.49 per diluted share, compared to net income of $22.8 million, or $0.26 per diluted share, in 2007. Adjusted EBITDA for the period was $145.4 million compared to $75.9 million in 2007.
ACQUISITION OF ARAM
     On September 18, 2008, the Company completed the acquisition of all of the outstanding shares of ARAM Systems and Canadian Seismic Rentals (“ARAM”). Founded in 1971, ARAM designs, manufactures, sells and leases land seismic data acquisition systems, specializing in analog cabled systems. As a result of the acquisition, the operations of ARAM are combined with the Company’s operations commencing as of September 19, 2008 through the end of the quarter. Due to consolidating ARAM with the Company’s Land Imaging Systems group, the Company will not be reporting separate ARAM results in the future.
OUTLOOK
     The following statements are based on the Company’s current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.
     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “While we normally anticipate the final quarter to be the strongest of the year, the current economic environment has made the visibility into the market and economy difficult. Based on our year-to-date results and our current pipeline of business, we expect 2008 consolidated revenues to range between $780 and $830 million and earnings to be between $0.70 and $0.80 per diluted share. This outlook assumes that we will not likely see the normal high level of year-end spending due to both oil and gas companies and our contractor customers taking a more conservative approach going forward. We will hold a 2009 guidance call in late December upon the completion of our 2009 plan.”

[NEWS RELEASE]
CONFERENCE CALL
     The Company has scheduled a conference call for Wednesday, November 5, 2008, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 303-242-0003 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 19, 2008. To access the replay, dial 303-590-3000 and use pass code 11121267#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION
     ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2008, and estimated gross margins, Adjusted EBITDA and operating expenses as a percentage of revenue for fiscal 2008, future sales and market growth, and other statements that are not of historical fact. Actual results may vary materially from those described in these

[NEWS RELEASE]
forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the economic downturn and the volatile credit environment; risks associated with the integration of ARAM’s business; risks associated with the Company’s level of indebtedness; risks associated with competitor’s product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreignt sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007.
Tables to follow

[NEWS RELEASE]
ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Product revenues	$140,332	$126,246	$337,726	$385,587
Service revenues	78,197	47,306	201,627	118,166

Total net revenues	218,529	173,552	539,353	503,753

Cost of products	92,347	89,407	224,601	278,924
Cost of services	53,561	31,498	135,716	86,810

Gross profit	72,621	52,647	179,036	138,019

Operating expenses:
Research, development and engineering	13,498	12,449	37,507	37,530
Marketing and sales	12,062	10,906	35,440	31,151
General and administrative	15,487	12,428	44,484	35,024

Total operating expenses	41,047	35,783	117,431	103,705

Income from operations	31,574	16,864	61,605	34,314
Interest expense	(1,592)	(1,764)	(2,731)	(5,017)
Interest income	40	273	1,117	1,412
Other income (expense)	743	(823)	1,075	(1,470)
Fair value adjustment of preferred stock redemption features	(1,147)	—	(974)	—

Income before income taxes	29,618	14,550	60,092	29,239
Income tax expense	3,760	1,322	9,343	4,671

Net income	25,858	13,228	50,749	24,568
Preferred stock dividends and accretion	925	589	2,743	1,780

Net income applicable to common shares	$24,933	$12,639	$48,006	$22,788

Earnings per share:
Basic net income share	$0.26	$0.16	$0.51	$0.28

Diluted net income share	$0.25	$0.14	$0.49	$0.26

Weighted average number of common shares outstanding:
Basic	95,823	81,047	94,676	80,607
Diluted	102,653	97,780	102,127	97,426

[NEWS RELEASE]
ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS

Current assets:
Cash and cash equivalents	$32,189	$36,409
Restricted cash	5,344	7,052
Accounts receivable, net	180,026	188,029
Notes receivable, net	25,473	5,454
Unbilled receivables	65,578	22,388
Inventories	254,803	128,961
Prepaid expenses and other current assets	25,523	12,717

Total current assets	588,936	401,010
Notes receivable	6,753	—
Non-current deferred income tax asset	3,351	2,872
Property, plant and equipment, net	63,961	36,951
Multi-client data library, net	83,004	59,689
Investments at cost	4,954	4,954
Goodwill	306,041	153,145
Intangible and other assets, net	170,749	50,528

Total assets	$1,227,749	$709,149

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$190,534	$14,871
Accounts payable	86,599	44,674
Accrued expenses	74,629	66,911
Accrued multi-client data library royalties	30,586	29,962
Deferred revenue	12,037	21,278
Deferred income tax liability	5,165	2,792

Total current liabilities	399,550	180,488
Long-term debt, net of current maturities	124,316	9,842
Non-current deferred income tax liability	37,505	3,384
Other long-term liabilities	4,115	4,195
Fair value of preferred stock redemption features	2,188	—

Total liabilities	567,674	197,909

Cumulative convertible preferred stock	68,785	35,000

Stockholders’ equity:
Common stock	994	948
Additional paid-in capital	624,924	559,255
Accumulated deficit	(34,833)	(82,839)
Accumulated other comprehensive income	6,766	5,460
Treasury stock	(6,561)	(6,584)

Total stockholders’ equity	591,290	476,240

Total liabilities and stockholders’ equity	$1,227,749	$709,149

[NEWS RELEASE]
ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net revenues:
Land Imaging Systems	$81,562	$79,055	$177,270	$242,804
Marine Imaging Systems	49,016	37,099	133,872	116,925
Data Management Solutions	10,408	10,917	29,170	28,097

Total ION Systems	140,986	127,071	340,312	387,826
ION Solutions	77,543	46,481	199,041	115,927

Total	$218,529	$173,552	$539,353	$503,753

Income (loss) from operations:
Land Imaging Systems	$11,216	$5,663	$15,831	$16,681
Marine Imaging Systems	14,063	9,912	35,245	32,077
Data Management Solutions	6,820	5,948	17,496	12,686

Total ION Systems	32,099	21,523	68,572	61,444
ION Solutions	14,019	7,443	36,316	7,432
Corporate	(14,544)	(12,102)	(43,283)	(34,562)

Total	$31,574	$16,864	$61,605	$34,314

[NEWS RELEASE]
Reconciliation of Adjusted EBITDA to Net Income
(Non-GAAP Measures)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income or net income per share calculated under generally accepted accounting principals (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net income applicable to common shares	$24,933	$12,639	$48,006	$22,788
Interest expense	1,592	1,764	2,731	5,017
Interest income	(40)	(273)	(1,117)	(1,412)
Income tax expense	3,760	1,322	9,343	4,671
Depreciation and amortization expense	38,250	18,885	85,423	44,835
Fair value adjustment of preferred stock redemption features	1,147	—	974	—

Adjusted EBITDA	$69,642	$34,337	$145,360	$75,899

[NEWS RELEASE]
Reconciliation of Special Items Adjustments to Diluted Earnings Per Share
(Non-GAAP Measures)
(In thousands, except per share data)
(Unaudited)
Three Months Ended September 30, 2008

Amount
Fair value adjustment of preferred stock redemption features	$1,147
ARAM acquisition-related items	920
Hurricane Ike charges	525

Total	$2,592

Diluted EPS	$0.25
Impact of special items	$0.02

Diluted EPS, excluding special items	$0.27

Weighted Average number of diluted common shares outstanding	102,653
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